GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.

ARTICLES SUPPLEMENTARY

General Government Securities Money Market Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the "Board") by Article FIFTH of the Articles of Incorporation of the Corporation, as amended (the "Charter"), the Board hereby classifies and reclassifies five billion (5,000,000,000) authorized but unissued shares of Class A Common Stock of General Government Securities Money Market Fund ("General Government"), a series of the Corporation, $.001 par value per share, as additional authorized shares of Class B Common Stock of General Treasury Prime Money Market Fund ("General Treasury"), a series of the Corporation.

SECOND: Immediately before the classification and reclassification of shares as set forth in Article FIRST hereof, the Corporation has heretofore authorized the issuance of twenty billion (20,000,000,000) shares of stock, all of which are shares of Common Stock, having a par value of one tenth of one cent ($.001) each, and an aggregate par value of twenty million dollars ($20,000,000), classified as follows:

Series/Class	Shares Authorized
General Government Securities Money Market Fund/Class A	10,000,000,000
General Government Securities Money Market Fund/Class B	6,000,000,000
General Treasury Prime Money Market Fund/Class A	1,000,000,000
General Treasury Prime Money Market Fund/Class B	3,000,000,000
Total	20,000,000,000

THIRD: As hereby classified and reclassified, the total number of shares of stock which the Corporation has authority to issue remains twenty billion (20,000,000,000) shares, all of which are shares of Common Stock, with a par value of one tenth of one cent ($.001) per share, having an aggregate par value of twenty million dollars ($20,000,000), classified as follows:

Series/Class	Shares Authorized
General Government Securities Money Market Fund/Class A	5,000,000,000
General Government Securities Money Market Fund/Class B	6,000,000,000
General Treasury Prime Money Market Fund/Class A	1,000,000,000
General Treasury Prime Money Market Fund/Class B	8,000,000,000
Total	20,000,000,000

FOURTH: The Corporation's Common Stock shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Corporation's Charter and shall be subject to all provisions of the Charter generally.

FIFTH: The Corporation is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended.

SIXTH: The Board classified and reclassified the shares of Common Stock of the Corporation as aforesaid pursuant to authority provided in the Corporation's Charter.

SEVENTH: These Articles Supplementary do not increase the aggregate number of shares of Common Stock of the Corporation or the aggregate par value thereof.

EIGHTH: These Articles Supplementary were approved by a majority of the entire Board and are limited to changes expressly permitted by Section 2-105(a)(10) and Section 2-605 of the Maryland General Corporation Law to be made without action by the Corporation's stockholders.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President, who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of her knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.

By: ______________________
Janette E. Farragher
Vice President

WITNESS:

____
Kiesha Astwood
Assistant Secretary